CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-282907 on Form N-1A of our report dated August 22, 2025, relating to the financial statements and financial highlights of the Victory Pioneer Bond Fund appearing in Form N-CSR of Victory Portfolio IV for the year ended June 30, 2025, and to the references to us under the headings “Financial highlights” in the Prospectus and “Independent registered public accounting firm" and “Financial statements” in the Statement of Additional Information, which are part of such Registration Statement.

Boston, Massachusetts

October 24, 2025